                                  EXHIBIT 11

                        RICHMOND COUNTY FINANCIAL CORP.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

              (In Thousands, Except Share and Per Share Amounts)

                                                                                    For the                     For The
                                                                              Three Months Ended            Six Months Ended
                                                                                 December 31,                  December 31,
                                                                           --------------------------    -------------------------
                                                                              1998           1997(1)       1998         1997(1)
                                                                           ------------  ------------   ------------  -----------
Net Income                                                                 $      6,020   $     2,811   $     11,374  $     5,664
                                                                           ============  ============   ============  ===========

Weighted average common shares outstanding                                   23,426,228             -     23,888,753            -

Common stock equivalents due to dilutive effect
   of stock options                                                                   -             -              -            -
                                                                           ------------  ------------   ------------  -----------

Total weighted average common shares and equivalents                         23,426,228             -     23,888,753            -
                                                                           ============  ============   ============  ===========

Basic earnings per common and common share equivalents                     $       0.26           N/A   $       0.48          N/A
                                                                           ============  ============   ============  ===========

Total weighted average common shares and equivalents outstanding             23,426,228             -     23,888,753            -

Additional  dilutive  shares using  ending  period  market value versus average market value for the period when utilizing the treasury
   stock method regarding stock options                                        (306,219)            -       (268,252)           -
                                                                           ------------  ------------   ------------  -----------

Total shares for dilutive earnings per share                                 23,120,009             -     23,620,501            -

                                                                           ============  ============   ============  ===========

Diluted earnings per common share equivalents                              $       0.26           N/A   $       0.48          N/A
                                                                           ============  ============   ============  ===========

(1) Per share amounts are not applicable to the 1997 results, due to the Company's recent conversion to a public company.

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